UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2014

Hercules Technology Growth Capital, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00702	74-3113410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Hamilton Ave., Suite 310 Palo Alto, CA		94301
(Address of Principal Executive Offices)		(Zip Code)

(650) 289-3060

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective July 8, 2014, the Board of Directors of Hercules Technology Growth Capital, Inc. (the “Company”) appointed Harry A. Feuerstein as the Company’s Chief Operating Officer. Mr. Feuerstein, age 52, joined the Company in July 2014. Mr. Feuerstein previously served as president and as a board member of Merryck & Co., Americas, and also served as an operating executive of Morgan Joseph Tri Artisan and as a managing director of W2 GreenTech. Prior to such roles, Mr. Feuerstein held several executive-level positions at Siemens USA, including as chief executive officer of Siemens Government Inc., with experience in energy, technology and healthcare matters. Mr. Feuerstein is also the former chief executive officer of a subsidiary of Trizechahn Corporation and was a partner at National Capital Companies and its related broker dealer. Mr. Feuerstein received his BA from Washington and Lee University, and he received an MBA from Hofstra University.

There are no arrangements or understandings between Mr. Feuerstein and any other persons pursuant to which Mr. Feuerstein was appointed as the Chief Operating Officer of the Company.

In connection with such appointment, Mr. Feuerstein will receive an annual base salary of $310,000 subject to review and adjustment at least annually by the compensation committee of the Company’s Board of Directors. Mr. Feuerstein also will be awarded 60,000 stock options, under the Company’s 2004 Equity Incentive Plan pursuant to which such option awards vest subject to continued employment one-third on the one year anniversary of the date of grant and quarterly thereafter. The 2011 Amendment and Restatement to the Company’s 2004 Equity Incentive Plan was filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-8, as filed on June 20, 2013, and is incorporated herein by reference.

(d)

On July 8, 2014, the Company’s Board of Directors elected Mr. Thomas Fallon as a director of the Company. In connection with his election, the Board of Directors increased the size of the Board of Directors to four directors. There are no arrangements or understandings between Mr. Fallon and any other persons pursuant to which Mr. Fallon was elected as a director of the Company. Mr. Fallon will be entitled to applicable retainer and meeting fees and an option award pursuant to the Company’s director compensation arrangements, under terms consistent with those previously disclosed by the Company. Mr. Fallon also will be entitled to enter into an indemnification agreement with the Company.

Mr. Fallon joined the Company as a Director in 2014 and will hold office for a term expiring in 2015. Mr. Fallon joined the Company as a Director in 2014 and will hold office for a term expiring in 2015 and will serve on the Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Fallon has served as Chief Executive Officer of Infinera Corporation since June 2013 and as a member of Infinera’s board of directors since July 2009. From January 2010 to June 2013, Mr. Fallon served as Infinera’s President and Chief Executive Officer, and Mr. Fallon served as Infinera’s Chief Operating Officer from October 2006 to December 2009, and as its Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations of Cisco Systems, Inc., a networking and telecommunications company. From May 2001 to August 2003, Mr. Fallon served as General Manager of Cisco Systems’ Optical Transport Business Unit. Mr. Fallon holds a B.S.M.E. and M.B.A. from the University of Texas at Austin, and is currently a member of the Engineering Advisory Board of the University of Texas at Austin.

Item 8.01. Other Events.

In April 2011, the Company issued $75.0 million in aggregate principal amount of 6.00% convertible senior notes, or the Convertible Senior Notes, due 2016. As of June 30, 2014, the carrying value of the Convertible Senior Notes, comprised of the aggregate principal amount outstanding less the unaccreted discount initially recorded upon issuance of the Convertible Senior Notes, is approximately $73.1 million.

The Convertible Senior Notes are convertible into shares of the Company’s common stock beginning October 15, 2015, or, under certain circumstances, earlier. Upon conversion of the Convertible Notes, the Company has the choice to pay or deliver, as the case may be, at our election, cash, shares of our common stock or a combination of cash and shares of the Company’s common stock. The current conversion price of the Convertible Senior Notes is approximately $11.49 per share of common stock, in each case subject to adjustment in certain circumstances. Upon meeting the stock trading price conversion requirement during the three months ended June 30, 2014, the Convertible Senior Notes became convertible on July 1, 2014 and continue to be convertible through September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hercules Technology Growth Capital, Inc.

Date: July 8, 2014	By:	/s/ Jessica Baron
Jessica Baron Chief Financial Officer